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                                                                    EXHIBIT 12.2

XO COMMUNICATIONS
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS (IN THOUSANDS)

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
                                    ------------------------------------------------------------------------
                                                                     FOR THE YEAR ENDED                       FOR THE NINE MONTHS
                                    ------------------------------------------------------------------------         ENDED
                                         1995         1996          1997             1998            1999      SEPTEMBER 30, 2000
                                    -------------  ------------  ------------  --------------  -------------  ---------------------

EARNINGS:

Net loss applicable to common
shareholders                         $  (12,731)    $ (71,101)   $ (168,324)    $ (337,113)     $ (627,881)     $      (717,241)

Less interest capitalized during
the period, net                               -             -        (1,793)        (4,311)         (9,924)             (19,646)


Add equity investment losses                  -         1,100         2,891          3,677           4,385                2,755


Add fixed charges                           609        31,348        97,014        211,086         368,860              461,513
                                    -------------  ------------  ------------  --------------  -------------  ---------------------

CALCULATED EARNINGS                  $  (12,122)    $ (38,653)   $  (70,212)    $ (126,661)     $ (264,560)     $      (272,619)


FIXED CHARGES:


Total interest expense including
capitalized interest                 $      499     $  30,876    $   56,288     $  148,876      $  293,047      $       344,203

Dividend requirements on preferred
stock                                                                39,320         58,773          69,189              107,505


Est. of Interest within Rental Exp.         110           472         1,406          3,437           6,624                9,805
                                    -------------  ------------  ------------  --------------  -------------  ---------------------

TOTAL FIXED CHARGES                  $      609     $  31,348    $   97,014     $  211,086      $  368,860      $       461,513


RATIO OF EARNINGS TO FIXED CHARGES            -             -             -              -               -                    -


DEFICIENCY                           $  (12,731)    $ (70,001)   $ (167,226)    $ (337,747)     $ (633,420)     $      (734,132)
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